Company Contact:	Investor Contact:
Global Med Technologies®, Inc.	Paul M. Holm
Michael I. Ruxin, M.D	(212) 888-4570
Chairman and CEO	paulmholm@gmail.com

GLOBAL MED REVENUES UP 32% FOR ANOTHER RECORD QUARTER

11th Consecutive Period of Comparable Quarter to Quarter Revenue Growth
12 New Customers Purchase Software Systems: Customer Site Base at 584

DENVER, CO – (April 30, 2007) – Global Med Technologies®, Inc. (“Global Med” or the “Company”) (OTCBB: GLOB.OB), an international e-Health, medical information technology company, reported record financial results for the first quarter ended March 31, 2007.

Q-1, 2007 Summary

Global Med reported record revenues of $3.719 million for the first quarter, an increase of $903,000 or 32.1% over $2.816 million in the prior year’s first quarter. The Company’s net income for this period was $287,000 or $0.01 per share versus $779,000, or $0.02 per share, in the first quarter of 2006. However, the first quarter 2007 net income resulted primarily from income from operations, which was $296,000, while the comparable period in 2006 had income from operations of $58,000. The remaining net income for the three months ended March 31, 2006 came primarily from non-cash gains associated with certain features, since removed, of the Series A Convertible Preferred Stock.**

The Company’s backlog of unrecognized software license and implementation fees remained high at over $5.4 million as of March 31, 2007.

The first quarter’s results marked the 11th consecutive quarter of comparable quarter to quarter revenue growth for the Company.

The Company’s cash flows from operations were a record $504,000 for the quarter. Recurring annual maintenance revenues for the quarter were running at an annualized rate of over $6.4 million. As of March 31, 2007, the Company’s annual recurring revenues, once all of the existing customer sites are implemented, will be approximately $7.1 million.

First Quarter 2007 Achievement Summary

Financial Developments:

°	Record revenues of $3.719 million resulted in further strengthening of the Company’s financial position.
°	Gross profit margins improved to 69.4% from 63.8% in the first quarter of 2006.
°	Cash flows from operations increased to $504,000 from $133,000 in the prior year first quarter.
°	Operating income increased to $296,000 from $58,000 in the first quarter of 2006.

°	As of March 31, 2007, cash balance increased to $3.01 million from $2.55 million on December 31, 2006.

Recent Business Developments:

°	Customer site base reached 584: 414 live sites and 170 backlog sites, including:
°	Community Hospitals and Wellness Centers of Ohio purchased the SafeTrace Tx® software system for three hospitals.
°	Global Med partnered with Siemens Medical Solutions, USA to sell the SafeTrace Tx software system to Valley General Hospital of Washington State.
°	Grenada Lake Medical Center of Mississippi purchased the SafeTrace Tx software system.
°	Caldwell Memorial Hospital of North Carolina chose the SafeTrace Tx software system following extensive evaluations of competing systems.
°	OhioHealth’s partner hospital, Morrow County Hospital, purchased the SafeTrace Tx software system.
°	Eight (8) additional hospitals adopted Global Med’s transfusion technology via our channel partners.
°

The Company submitted its ElDorado Donor Doc™ software to the U.S. Food and Drug Administration (“FDA”) for 510(k) clearance.* ElDorado* is designed as a suite of products and is currently being developed by the Company to replace its current SafeTrace® and SafeTrace Tx products.

°	Additional ElDorado™ modules are planned for submission to the FDA later this year.

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on the quarterly results, stated, “The Company reported record revenues and cash flows from operations for the quarter of $3.719 million and $504,000, respectively. As Global Med’s goal is to become a global leader in medical blood bank information management, we are actively exploring complementary business acquisitions in the international arena that will help to further our mission.”

Thomas F. Marcinek, the Company’s President and COO, stated, “Global Med had a great quarter. Our customer site base grew to 584, by adding 13 hospitals directly and via channel partners. Our income from operations increased 410%. In addition, our gross profit margins improved over 5 percentage points increasing from 63.8% to 69.4%. We continue to make significant investments and progress in the development of ElDorado, and we plan to bring additional products to market during 2007. As a result, the Company increased its level of investment in research and development 64% to $924,000 from $564,000 for the three months ended March 31, 2007 and 2006, respectively. We believe the introduction of these new products will help accelerate revenue growth and is critical to meet our business goal to become a world leader in our market segment.”

The following table provides information related to the Company’s operations for the three months ended March 31, 2007 and 2006:

2

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB.OB)
Selected Results
Three Months Ended March 31,
In (000s) Except Per Share Information
(Unaudited)

	2007	2006
Revenues	$ 3,719	$ 2,816
Cost of goods sold	1,139	1,739
Operating expenses	2,284	1,739
Income from operations	296	58
Other income**	13	721
Income taxes	(22)	--
Net income	$ 287	$ 779	**
Income per share
Basic	$ 0.01	$ 0.03
Diluted	$ 0.01	$ 0.02
Weighted average shares
outstanding
Basic	23,212	23,033
Diluted	38,561	41,802
Cash flows provided by
in operations	$ 504	$ 133

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Each year, Wyndgate's products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate's products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean. Together, the SafeTrace Tx*** advanced transfusion management system and the SafeTrace donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med's products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company's products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company's dependence upon third-party suppliers, and other risks detailed from time to time in the Company's Form 10-KSB and other regularly filed reports. The results of operations for the quarter ended March 31, 2007 are not necessarily indicative of the results that may be expected for any other future period.

*This product is not for sale in the U.S. The new product offering is being demonstrated to the international market in anticipation of its availability later this year.

**During 2006, the Company recognized approximately $724,000 in gains associated with certain features of the Series A Convertible Preferred Stock until March 29, 2006, the date that such features were removed.

***Patent Pending